Exhibit 99.1

FOR IMMEDIATE RELEASE

June 27, 2005

CenterState Banks of Florida, Inc. announces

plan to unite two subsidiary Banks

WINTER HAVEN, FL. – June 27, 2005 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) today announced its plan to unite two of its four subsidiary banks, First National Bank of Polk County and CenterState Bank of Florida, commencing in January 2006, subject to all required regulatory approvals. Both banks operate in Polk County Florida. The combined bank will be known as CenterState Bank and will be headquartered in Winter Haven, Florida. It will operate through twelve locations, all in Polk County, and have total assets of approximately $350 million.

The Company’s Chairman and CEO, Ernest S. Pinner, reported George Carefoot, President and CEO of First National Bank of Polk County will become the Chairman of the combined bank, and John Corbett, President and CEO of CenterState Bank of Florida will become the President and CEO. Company CEO Pinner further reported any redundancy and over staffing is expected to cure itself through attrition and Company wide growth.

Pinner stated these two banks are geographically close and their market overlaps continue to grow larger. The proximity of the two banks led to some confusion with customers and operating inefficiencies. Pinner reported there are no plans to combine any of the remaining banks.

The Company operates through four subsidiary banks with twenty five locations in Polk, Osceola, Orange, Pasco, Sumter, Hernando and Citrus Counties in Central Florida.

For additional information contact Ernest S. Pinner, Chairman and CEO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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